Exhibit 5.1

Mazanti-Andersen Advokatpartnerselskab VAT: DK35892052 www.mazanti.dk	Amaliegade 10 DK-1256 København K +45 3314 3536 Klosterbakken 12 DK-5000 Odense C +45 6314 1414

Evaxion Biotech A/S Dr Neergaards Vej 5F DK-2970 Hørsholm Denmark

7.7.2022 Ref. 61047/LLJ ID 3159	Re. Registration with the US Securities and Exchange Commission of American Depositary Shares representing ordinary shares in the share capital of the Company

Lars Lüthjohan Attorney-at-law D: +45 3319 3749 M: +45 4028 3536 llj@mazanti.dk

1.	Introduction

1.1	I act as Danish legal adviser to Evaxion Biotech A/S (the “Company”), in connection with the Registration Statement on Form F-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) for purposes of registering under the Securities Act of 1933 (the “Act”) the resale of 4,649,250 ordinary shares of the Company’s ordinary shares, Dkk 1 nominal value per share of which (i) 428,572 ordinary shares (the “Commitment Shares”) have been issued to Lincoln Park Capital Fund, LLC (“Lincoln Park”) and (ii) 4,220,678 ordinary shares (the “Purchase Shares” and together with the Commitment Shares, the “Shares”) are reserved for issuance pursuant to a purchase agreement between the Company and Lincoln Park, dated as of June 7, 2022 (the “Purchase Agreement”). This opinion is being rendered in connection with the filing of the Registration Statement with the Commission. Certain terms used in this opinion are defined in Annex 1 (Definitions).

2.	Danish Law

2.1	This opinion is limited to Danish law in effect on the date of this opinion and we express no opinion with regard to the laws of any other jurisdiction. The opinion (including all terms used in it) is in all respects to be construed in accordance with Danish law. This opinion does not include an assessment or opinion as to whether the Shares have been subscribed at market price in accordance with the Danish Companies Act.

3.	Scope of Inquiry

3.1	For the purpose of this opinion, I have examined, and relied upon the accuracy of the factual statements and compliance with the undertakings in, the following documents:

3.1.1	A copy of the Registration Statement.

3.1.2	A copy of:

(a)	the Company’s deed of incorporation and articles of association as in effect on today’s date;

(b)	a compiled summary from the Danish Business Authority dated as of today’s date; and

(c)	the Owners’ Register.

3.2	A copy of:

(a)	the form of the Purchase Agreement.

3.3	In addition, I have examined such documents, and performed such other investigations, as I consider necessary for the purpose of this opinion. My examination has been limited to the text of the documents. With your consent I have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

4.	Opinion

4.1	Based on the documents and investigations referred to in paragraph 3, I am of the following opinion:

Upon

1.	issuance of the Shares against full payment therefor in the circumstances contemplated by the Purchase Agreement,

2.	registration of the Board of Directors’ resolutions to increase the share capital with the Danish Business Authority, and

3.	the due entry into the Owners’ Register of the Shares by the Company’s share registrar,

the Shares will have been validly issued and will be fully paid and nonassessable. Nonassessable shall in this context mean, in relation to a share, that the issuer of the share has no right to require the holder of the share to pay to the issuer any amount (in addition to the amount required for the share to be fully paid) solely as a result of his shareholding.

5.	Reliance

5.1	This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. It may not be supplied, and its contents or existence may not be disclosed, to any person other than as an exhibit to the Registration Statement and may not be relied upon for any purpose other than the Registration.

5.2	Any and all liability and other matters relating to this opinion shall be governed exclusively by Danish law and the Danish courts shall have exclusive jurisdiction to settle any dispute relating to this opinion.

5.3	The Company may:

(a)	file this opinion as an exhibit to the Registration Statement; and

(b)	refer to Mazanti-Andersen Law Firm giving this opinion under the heading “Legal Matters” in the Registration Statement.

5.4	The previous sentence is no admittance from me (or Mazanti-Andersen Law Firm) that I am (or Mazanti-Andersen Law Firm is) in the category of persons whose consent for the filing and reference in that paragraph is required under Section 7 of the Securities Act or any rules or regulations of the SEC promulgated under it.

Yours sincerely,

/s/ Lars Lüthjohan
Lars Lüthjohan

Annex 1 – Definitions

In this opinion:

“Danish law” means the law directly applicable in Denmark.

“Company” means Evaxion Biotech A/S, with corporate seat in Hørsholm, Denmark.

“Owners’ Register” means the Company’s owners’ register.

“Registration” means the registration of the Shares with the SEC under the Securities Act.

“Registration Statement” means the registration statement on Form F-1 in relation to the Registration filed with the SEC on July 7, 2022, as amended and supplemented to the date hereof.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Purchase Agreement” means the purchase agreement dated June 7, 2022 among Lincoln Park Capital Fund, LLC, and the Company.